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                                                                     Exhibit 5.1

          [Letterhead of Kennedy Covington Lobdell & Hickman, L.L.P.]

                                  May 13, 2002


Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

Ladies and Gentlemen:

     You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 250,000 shares (the "Shares") of Common Stock of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), by the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the J. Frank Harrison, Jr. Stock Option Agreement dated March 8, 1989 and the J. Frank Harrison, III Stock Option Agreement dated August 9, 1989 (collectively, the "Stock Option Agreements").

     We have made such investigations of law and examined originals or copies of such documents, corporate records, certificates and other instruments that we have deemed necessary or appropriate for purposes of giving the opinions expressed herein.

     Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold as described in the Registration Statement in accordance with the terms of the Stock Option Agreements, will be legally issued, fully paid and non-assessable.

     This opinion is rendered to you and is solely for your benefit in connection with the registration of the Shares. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "LEGAL MATTERS" in the Reoffer Prospectus included as part of the Registration Statement.

                                 Very truly yours,

                                 /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                                 KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.